CARMAX REPORTS RECORD FOURTH QUARTER

AND FISCAL YEAR RESULTS

Richmond, Va., April 2, 2015 – CarMax, Inc. (NYSE:KMX) today reported record results for the fourth quarter and fiscal year ended February 28, 2015.

▪	Net sales and operating revenues increased 14.2% to $3.51 billion in the fourth quarter. For the fiscal year, net sales and operating revenues increased 13.5% to $14.27 billion.

▪	Used unit sales in comparable stores increased 7.0% in the fourth quarter and 4.4% in the fiscal year.

▪	Total used unit sales rose 12.4% in the fourth quarter and 10.5% in the fiscal year.

▪	Our data indicates that in our markets, we increased our share of the 0-10 year old used car market by approximately 5% in calendar year 2014.

▪	Total wholesale unit sales increased 12.3% in the fourth quarter and 9.8% in the fiscal year.

▪	CarMax Auto Finance (CAF) income increased 11.8% to $90.4 million in the fourth quarter. For the fiscal year, CAF income rose 9.3% to $367.3 million.

▪

Net earnings increased 44.3% to $143.1 million in the fourth quarter and 21.3% to $597.4 million for the fiscal year.  Net earnings per diluted share rose 52.3% to $0.67 per share in the fourth quarter and 26.4% to $2.73 per share for the fiscal year.  During the fourth quarter, net income was increased by $4.2 million, or $0.02 per diluted share, related to an adjustment to capitalized interest expense.

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For the fourth quarter, year-over-year comparisons were affected by (i) the previously reported correction to our accounting for cancellation reserves for extended protection plan (EPP) products recorded in the fourth quarter of the prior year and (ii) the adjustment to capitalized interest expense in the current year’s fourth quarter.  Excluding these items, fourth quarter net earnings grew 19.7% and net earnings per diluted share increased 27.5%.

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For the fiscal year, year-over-year comparisons were affected by (i) the previously announced receipt of proceeds in a class action lawsuit in the second quarter of the current year and (ii) the fiscal 2014 correction to our accounting for EPP cancellation reserves.  Excluding these items, fiscal 2015 net earnings grew 15.9% and net earnings per diluted share increased 20.3%.

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“We had another great year, achieving several new milestones” said Tom Folliard, president and chief executive officer.  “Since opening our first store in 1993, we’ve now retailed well over 5 million used cars and 3 million wholesale cars, which is a testament to the strength of our brand.  In fiscal 2015, the continued strong performance of our used, wholesale and CAF operations, along with the growth of our store base and our ongoing share repurchase program, contributed to our record earnings per share.”

Fourth Quarter Business Performance Review

Sales.  Used vehicle sales growth remained strong, with total used vehicle unit sales climbing 12.4% and comparable store used unit sales up 7.0% versus the prior year’s fourth quarter.  Comparable store used unit sales growth benefited from several factors, including increased customer traffic and improved conversion.

The percentage of retail vehicles financed by third-party subprime providers (those who purchase financings at a discount), combined with those financed under the previously announced CAF loan origination test, was 17.0% in the fourth quarter of fiscal 2015 compared with 17.6% in the corresponding prior year period.

Our data indicates that in our markets, we increased our share of the 0- to 10-year old used vehicle market by approximately 5% in calendar year 2014.

Wholesale vehicle unit sales grew 12.3% compared with last year’s fourth quarter, primarily benefiting from improved appraisal traffic and the growth in our store base.

Other sales and revenues were up significantly compared with the fourth quarter of fiscal 2014, primarily due to our previously disclosed correction in the accounting related to EPP cancellation reserves, which reduced last year’s fourth quarter results.  The correction related to cancellation reserve activity for fiscal 2014, fiscal 2013 and fiscal 2012.  The portion related to periods earlier than the fourth quarter of fiscal 2014 was $27.5 million, or $0.07 per diluted share.  The portion related to fiscal 2013 and fiscal 2012 was $19.5 million, or $0.05 per diluted share.  Excluding this correction, fourth quarter other sales and revenues increased 17.4% to $76.9 million and EPP revenues increased 16.0% to $67.3 million, primarily due to the growth in our retail unit sales.

Gross Profit.  Total gross profit increased 23.9% to $475.8 million.  Excluding last year’s correction to the EPP cancellation reserves, total gross profit rose 15.6%.  Used vehicle gross profit rose 12.7%, driven by the increase in total used unit sales.  Used vehicle gross profit per unit remained stable at $2,148 versus $2,141 in the prior year’s fourth quarter.  Wholesale vehicle gross profit increased 22.0%,  reflecting the combination of the 12.3% increase in wholesale unit sales and an increase in wholesale vehicle gross profit per unit, which climbed $83 to $1,036.  Excluding the prior year’s EPP cancellation reserve correction, other gross profit rose 23.1% in the fourth quarter.

SG&A.  Selling, general and administrative expenses increased 10.9% to $330.0 million.  The increase reflected a combination of factors, including the 14% increase in our store base since the beginning of last year’s fourth quarter (representing the addition of 18 stores), a $9.3 million increase in share-based compensation expense and higher variable selling costs resulting from our 7.0% increase in comparable store used unit sales.  SG&A per retail unit declined $23 to $2,186 in the current year’s fourth quarter.  For the full year, fiscal 2015 SG&A expenses were reduced by $20.9 million, or $0.06 per diluted share, representing the previously disclosed receipt of settlement proceeds in a class action lawsuit.

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CarMax Auto Finance.(1)  CAF income increased 11.8% to $90.4 million, driven by an increase in auto loan receivables, partially offset by a lower total interest margin.    CAF income continued to benefit from favorable loss experience.  Average managed receivables grew 17.8% to $8.30 billion.  The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 6.3% of average managed receivables in the current quarter from 6.6% in last year’s fourth quarter.

In January 2014, CAF launched a test originating loans for customers who typically would be financed by our third-party subprime providers.  Through February 28, 2015, we had originated $72.2 million of receivables in this test, of which $15.5 million were originated in the fourth quarter of fiscal 2015.  We plan to extend this test at a similar rate of originations while continuing to evaluate the performance of these loans.

Interest Expense.  Interest expense declined to $2.2 million in the fourth quarter of fiscal 2015, from $7.5 million in the prior year’s quarter.  We capitalize interest in connection with the construction of stores.   During the current quarter, we capitalized $8.9 million, of which $6.9 million, or $0.02 per diluted share, related to earlier quarters of fiscal 2015.  Excluding this adjustment, the year-over-year increase in interest expense largely reflected the $300 million term loan entered into in November 2014.

Store Openings.  During the fourth quarter of fiscal 2015, we opened one store, entering the Cleveland market.  In total, we opened 13 stores in fiscal 2015, bringing our used car store count to 144 as of February 28, 2015.  Subsequent to the end of the quarter, we entered the Minneapolis/St. Paul market with one store and opened a third store in the Philadelphia market.

Share Repurchase Program.  During the fourth quarter of fiscal 2015, we repurchased 3.4 million shares of common stock for $210.6 million pursuant to our share repurchase program.  For the fiscal year, we repurchased 17.5 million shares at a cost of $912.8 million.  As of February 28, 2015, we had $2.37 billion remaining available for repurchase under the program.

Fiscal 2016 Capital Spending Plan

We currently plan to open between 13 and 16 stores in each of the next three fiscal years.  In fiscal 2016, we plan to open 14 new stores and relocate one store whose lease is expiring.  We also plan to remodel approximately 15 older stores.   We currently estimate capital expenditures will total approximately $360 million in fiscal 2016.

(1) Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Supplemental Financial Information

Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28			Years Ended February 28
(In millions)	2015	2014	Change	2015	2014	Change
Used vehicle sales	$2,899.5	$2,568.1	12.9%	$11,674.5	$10,306.3	13.3%
New vehicle sales	45.7	49.5	(7.7)%	240.0	212.0	13.2%
Wholesale vehicle sales	491.9	420.6	17.0%	2,049.1	1,823.4	12.4%
Other sales and revenues:
Extended protection plan revenues	67.3	30.5	120.7%	255.7	208.9	22.4%
Service department sales	28.2	25.6	10.1%	113.1	106.4	6.3%
Third-party finance fees, net	(18.6)	(18.1)	(2.7)%	(63.7)	(82.8)	23.0%
Total other sales and revenues	76.9	38.0	102.3%	305.1	232.6	31.2%
Total net sales and operating revenues	$3,514.1	$3,076.3	14.2%	$14,268.7	$12,574.3	13.5%

Unit Sales

	Three Months Ended February 28			Years Ended February 28
	2015	2014	% Change	2015	2014	% Change
Used vehicles	149,271	132,856	12.4%	582,282	526,929	10.5%
New vehicles	1,680	1,807	(7.0)%	8,867	7,761	14.3%
Wholesale vehicles	90,111	80,234	12.3%	376,186	342,576	9.8%

Average Selling Prices

	Three Months Ended February 28			Years Ended February 28
	2015	2014	% Change	2015	2014	% Change
Used vehicles	$19,297	$19,193	0.5%	$19,897	$19,408	2.5%
New vehicles	$27,101	$27,302	(0.7)%	$26,959	$27,205	(0.9)%
Wholesale vehicles	$5,257	$5,079	3.5%	$5,273	$5,160	2.2%

Vehicle Sales Changes

	Three Months Ended February 28		Years Ended February 28
	2015	2014	2015	2014
Used vehicle units	12.4%	12.3%	10.5%	17.7%
Used vehicle revenues	12.9%	11.8%	13.3%	17.8%

Wholesale vehicle units	12.3%	1.9%	9.8%	5.5%
Wholesale vehicle revenues	17.0%	(1.5)%	12.4%	3.6%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28		Years Ended February 28
	2015	2014	2015	2014
Used vehicle units	7.0%	6.5%	4.4%	12.2%
Used vehicle revenues	7.6%	5.9%	7.0%	12.4%

(1)Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Selected Operating Ratios

	Three Months Ended February 28				Years Ended February 28
(In millions)	2015	% (1)	2014	% (1)	2015	% (1)	2014	% (1)
Net sales and operating revenues	$3,514.1	100.0	$3,076.3	100.0	$14,268.7	100.0	$12,574.3	100.0
Gross profit	$475.8	13.5	$384.1	12.5	$1,887.5	13.2	$1,648.7	13.1
CarMax Auto Finance income	$90.4	2.6	$80.8	2.6	$367.3	2.6	$336.2	2.7
Selling, general, and administrative
expenses	$330.0	9.4	$297.5	9.7	$1,257.7	8.8	$1,155.2	9.2
Interest expense	$2.2	0.1	$7.5	0.2	$24.5	0.2	$30.8	0.2
Earnings before income taxes	$232.8	6.6	$159.7	5.2	$969.3	6.8	$797.3	6.3
Net earnings	$143.1	4.1	$99.2	3.2	$597.4	4.2	$492.6	3.9

(1)Calculated as a percentage of net sales and operating revenues.

Gross Profit

	Three Months Ended February 28			Years Ended February 28
(In millions)	2015	2014	% Change	2015	2014	% Change
Used vehicle gross profit	$320.7	$284.4	12.7%	$1,268.5	$1,143.9	10.9%
New vehicle gross profit	0.6	1.0	(39.7)%	6.0	4.5	33.8%
Wholesale vehicle gross profit	93.3	76.5	22.0%	364.9	313.9	16.3%
Other gross profit	61.2	22.2	175.7%	248.1	186.5	33.1%
Total	$475.8	$384.1	23.9%	$1,887.5	$1,648.7	14.5%

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Gross Profit per Unit

	Three Months Ended February 28				Years Ended February 28
	2015		2014		2015		2014
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,148	11.1	$2,141	11.1	$2,179	10.9	$2,171	11.1
New vehicle gross profit	$372	1.4	$574	2.1	$676	2.5	$577	2.1
Wholesale vehicle gross profit	$1,036	19.0	$953	18.2	$970	17.8	$916	17.2
Other gross profit	$405	79.5	$165	58.3	$420	81.3	$349	80.2
Total gross profit	$3,152	13.5	$2,853	12.5	$3,193	13.2	$3,083	13.1

(1)Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.

(2)Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended February 28			Years Ended February 28
(In millions)	2015	2014	Change	2015	2014	Change
Compensation and benefits (1)	$190.3	$162.2	17.3%	$730.4	$656.7	11.2%
Store occupancy costs	63.4	55.9	13.4%	243.5	216.8	12.3%
Advertising expense	34.4	35.3	(2.5)%	122.8	112.2	9.4%
Other overhead costs (2)	41.9	44.1	(5.0)%	161.0	169.5	(5.0)%
Total SG&A expenses	$330.0	$297.5	10.9%	$1,257.7	$1,155.2	8.9%
SG&A per retail unit	$2,186	$2,209	$(23)	$2,128	$2,161	$(33)

(1)Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)Includes IT expenses, insurance, non-CAF bad debt, travel, preopening and relocation costs, charitable contributions and other administrative expenses.  Costs for fiscal 2015 were reduced by $20.9 million in connection with the receipt of settlement proceeds in a class action lawsuit.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 28				Years Ended February 28
(In millions)	2015	% (1)	2014	% (1)	2015	% (1)	2014	% (1)
Interest margin:
Interest and fee income	$154.5	7.4	$139.1	7.9	$604.9	7.7	$548.0	8.3
Interest expense	(24.7)	(1.2)	(22.4)	(1.3)	(96.6)	(1.2)	(90.0)	(1.4)
Total interest margin	129.8	6.3	116.7	6.6	508.3	6.5	458.0	6.9
Provision for loan losses	(22.1)	(1.1)	(23.2)	(1.3)	(82.3)	(1.0)	(72.2)	(1.1)
Total interest margin after
provision for loan losses	107.7	5.2	93.4	5.3	426.0	5.4	385.8	5.8

Other income	―	―	―	―	―	―	0.1	―
Total direct expenses	(17.3)	(0.8)	(12.6)	(0.7)	(58.7)	(0.7)	(49.7)	(0.8)
CarMax Auto Finance income	$90.4	4.4	$80.8	4.6	$367.3	4.7	$336.2	5.1

Total average managed
receivables	$8,298.8		$7,043.7		$7,859.9		$6,629.5
Net loans originated	$1,173.5		$1,015.1		$4,727.8		$4,183.9
Net CAF penetration rate	40.9%		40.1%		41.2%		40.9%
Weighted average contract rate	7.2%		7.2%		7.1%		7.0%

Ending allowance for loan
losses	$81.7		$69.9		$81.7		$69.9

Warehouse facility information:
Ending funded receivables	$986.0		$879.0		$986.0		$879.0
Ending unused capacity	$1,314.0		$921.0		$1,314.0		$921.0

(1)Annualized percent of total average managed receivables.

Earnings Highlights

	Three Months Ended February 28			Years Ended February 28
(In millions except per share data)	2015	2014	% Change	2015	2014	% Change
Net earnings	$143.1	$99.2	44.3%	$597.4	$492.6	21.3%
Diluted weighted average shares outstanding	212.9	226.7	(6.1)%	218.7	227.6	(3.9)%
Net earnings per diluted share	$0.67	$0.44	52.3%	$2.73	$2.16	26.4%

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Planned Store Openings

Planned fiscal 2016 store openings are as follows:

Location	Television Market	Market Status	Planned Opening Date
Brooklyn Park, Minnesota (1)	Minneapolis/St Paul	New	Q1 Fiscal 2016
Sicklerville, New Jersey (2)	Philadelphia	Existing	Q1 Fiscal 2016
Gainesville, Florida	Gainesville	New	Q1 Fiscal 2016
Cranston, Rhode Island	Providence	Existing	Q2 Fiscal 2016
Parker, Colorado	Denver	Existing	Q2 Fiscal 2016
Loveland, Colorado	Denver	Existing	Q2 Fiscal 2016
Tallahassee, Florida	Tallahassee	New	Q2 Fiscal 2016
Richmond, Texas	Houston	Existing	Q2 Fiscal 2016
Gaithersburg, Maryland (3)	Washington/Baltimore	Existing	Q3 Fiscal 2016
Maplewood, Minnesota	Minneapolis/St Paul	Existing	Q3 Fiscal 2016
Norwood, Massachusetts	Boston	New	Q4 Fiscal 2016
Danvers, Massachusetts	Boston	Existing	Q4 Fiscal 2016
Bloomington, Illinois	Peoria/Bloomington	New	Q4 Fiscal 2016
Buford, Georgia	Atlanta	Existing	Q4 Fiscal 2016
Westborough, Massachusetts	Boston	Existing	Q4 Fiscal 2016

(1)	Store opened in March 2015
(2)	Store opened in April 2015
(3)	Represents a store relocation being made in connection with the expiration of the lease on our Rockville, Maryland store.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 2, 2015.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 84309832.  A live webcast of the call will be available on our investor information home page at investors.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investors.carmax.com through June 18, 2015.  A telephone replay also will be available through April 9, 2015, and may be accessed by dialing 1-855-859-2056 (international callers dial 1‑404‑537‑3406).  The conference I.D. for both domestic and international callers is 84309832.

First Quarter Fiscal 2016 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2015, on Friday, June 19, 2015, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2015.

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About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for 11 consecutive years, is the nation’s largest retailer of used vehicles.  Headquartered in Richmond, Va., CarMax currently operates 146 used car stores in 74 markets.  The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service.  During the twelve months ended February 28, 2015, the company retailed 582,282 used vehicles and sold 376,186 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital investments or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•	Changes in consumer credit availability provided by our third-party financing providers.
•	Events that damage our reputation or harm the perception of the quality of our brand.
•	Our inability to recruit, develop and retain associates and maintain positive associate relations.
•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.
•	Significant changes in prices of new and used vehicles.
•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.
•	The failure of key information systems.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•

The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.
•	The occurrence of severe weather events.
•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2014, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391.  We

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undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

pr@carmax.com,  (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Three Months Ended February 28				Years Ended February 28
(In thousands except per share data)	2015	% (1)	2014	% (1)	2015	% (1)	2014	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$2,899,499	82.5	$2,568,138	83.5	$11,674,520	81.8	$10,306,256	82.0
New vehicle sales	45,710	1.3	49,534	1.6	240,004	1.7	212,036	1.7
Wholesale vehicle sales	491,942	14.0	420,587	13.7	2,049,133	14.4	1,823,425	14.5
Other sales and revenues	76,941	2.2	38,024	1.2	305,059	2.1	232,582	1.8
NET SALES AND OPERATING REVENUES	3,514,092	100.0	3,076,283	100.0	14,268,716	100.0	12,574,299	100.0
Cost of sales	3,038,255	86.5	2,692,142	87.5	12,381,189	86.8	10,925,598	86.9
GROSS PROFIT	475,837	13.5	384,141	12.5	1,887,527	13.2	1,648,701	13.1
CARMAX AUTO FINANCE INCOME	90,383	2.6	80,821	2.6	367,294	2.6	336,167	2.7
Selling, general and administrative expenses	330,009	9.4	297,454	9.7	1,257,725	8.8	1,155,215	9.2
Interest expense	2,184	0.1	7,546	0.2	24,473	0.2	30,834	0.2
Other (expense) income	(1,196)	―	(254)	―	(3,292)	―	(1,497)	―
Earnings before income taxes	232,831	6.6	159,708	5.2	969,331	6.8	797,322	6.3
Income tax provision	89,693	2.6	60,499	2.0	371,973	2.6	304,736	2.4
NET EARNINGS	$143,138	4.1	$99,209	3.2	$597,358	4.2	$492,586	3.9
WEIGHTED AVERAGE COMMON SHARES:
Basic	209,655		222,850		215,617		223,589
Diluted	212,899		226,715		218,691		227,584
NET EARNINGS PER SHARE:
Basic	$0.68		$0.45		$2.77		$2.20
Diluted	$0.67		$0.44		$2.73		$2.16

   (1)       Calculated as a percentage of net sales and operating revenues and sums may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of February 28
(In thousands except share data)	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,606	$627,901
Restricted cash from collections on auto loan receivables	294,122	259,299
Accounts receivable, net	137,690	79,923
Inventory	2,086,874	1,641,424
Deferred income taxes	8,100	7,866
Other current assets	44,646	26,811
TOTAL CURRENT ASSETS	2,599,038	2,643,224
Auto loan receivables, net	8,435,504	7,147,848
Property and equipment, net	1,862,538	1,652,977
Deferred income taxes	167,638	152,199
Other assets	133,483	110,909
TOTAL ASSETS	$13,198,201	$11,707,157

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$454,810	$427,492
Accrued expenses and other current liabilities	250,307	202,588
Accrued income taxes	1,554	2,438
Short-term debt	785	582
Current portion of long-term debt	10,000	―
Current portion of finance and capital lease obligations	21,554	18,459
Current portion of non-recourse notes payable	258,163	223,938
TOTAL CURRENT LIABILITIES	997,173	875,497
Long-term debt, excluding current portion	300,000	―
Finance and capital lease obligations, excluding current portion	306,284	315,925
Non-recourse notes payable, excluding current portion	8,212,466	7,024,506
Other liabilities	225,493	174,232
TOTAL LIABILITIES	10,041,416	8,390,160

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized;
208,869,688 and 221,685,984 shares issued and outstanding
as of February 28, 2015 and 2014, respectively	104,435	110,843
Capital in excess of par value	1,123,520	1,038,209
Accumulated other comprehensive loss	(65,391)	(46,271)
Retained earnings	1,994,221	2,214,216
TOTAL SHAREHOLDERS’ EQUITY	3,156,785	3,316,997
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,198,201	$11,707,157

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CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Years Ended February 28
	2015	2014
OPERATING ACTIVITIES:
Net earnings	$597,358	$492,586
Adjustments to reconcile net earnings to net cash
used in operating activities:
Depreciation and amortization	115,173	101,911
Share-based compensation expense	81,880	66,480
Provision for loan losses	82,343	72,212
Provision for cancellation reserves	70,987	76,746
Deferred income tax benefit	(4,299)	(17,185)
Loss on disposition of assets and other	3,852	2,707

Net (increase) decrease in:
Accounts receivable, net	(57,767)	12,038
Inventory	(445,450)	(123,611)
Other current assets	(16,947)	(3,019)
Auto loan receivables, net	(1,369,999)	(1,324,142)
Other assets	825	(6,754)
Net increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	51,960	117,405
Other liabilities	(78,046)	(80,537)
NET CASH USED IN OPERATING ACTIVITIES	(968,130)	(613,163)
INVESTING ACTIVITIES:
Capital expenditures	(309,817)	(310,317)
Proceeds from sales of assets	5,869	5,095
Increase in restricted cash from collections on
auto loan receivables	(34,823)	(35,012)
Increase in restricted cash in reserve accounts	(16,556)	(10,403)
Release of restricted cash from reserve accounts	6,346	19,202
Purchases of money market securities, net	(8,604)	(3,661)
Purchases of trading securities	(3,814)	(2,051)
Sales of trading securities	655	466
NET CASH USED IN INVESTING ACTIVITIES	(360,744)	(336,681)
FINANCING ACTIVITIES:
Increase in short-term debt, net	203	227
Proceeds from revolving line of credit and long-term debt	985,000	―
Payments on revolving line of credit and long-term debt	(675,000)	―
Cash paid for issuance of long-term debt	(1,190)	―
Payments on finance and capital lease obligations	(18,243)	(19,596)
Issuances of non-recourse notes payable	7,783,000	6,907,000
Payments on non-recourse notes payable	(6,560,815)	(5,513,646)
Repurchase and retirement of common stock	(916,981)	(307,248)
Equity issuances, net	82,463	39,000
Excess tax benefits from share-based payment arrangements	50,142	22,644
NET CASH PROVIDED BY FINANCING ACTIVITIES	728,579	1,128,381
(Decrease) increase in cash and cash equivalents	(600,295)	178,537
Cash and cash equivalents at beginning of year	627,901	449,364
CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,606	$627,901

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